ZERENEX™ (FERRIC CITRATE COORDINATION COMPLEX) FOR THE TREATMENT OF IRON-DEFICIENCY ANEMIA AND REDUCTION OF SERUM PHOSHATE IN NON-DIALYSIS DEPENDENT CKD

Geoffrey A. Block MD[1], Steven Fishbane MD[2], Myles Wolf MD[3] , Mariano Rodriguez MD[4], Gerard Smits PhD[1], Shay Shemesh[5], Amit Sharma MD[5], Glenn M. Chertow MD[6]

[1]Denver Nephrologists, Denver, CO 80230; [2]Hofstra-North Shore LIJ School of Medicine, 100 Community Dr., Great Neck, NY 11020; [3]Department of Medicine, Institute for Public Health and Medicine, Northwestern University, Feinberg School of Medicine, Chicago, IL 60611; [4]Nephrology Service, IMIBIC, Hospital Universitario, Cordoba, Spain; [5]Keryx, Inc., 750 Lexington Ave., New York, NY 10022, [6]Stanford University School of Medicine, Palo Alto' CA 94034

KERYX BIOPHARMACEUTICALS, INC

Introduction

- Dietary phosphate intake and serum phosphate levels are each independently associated with harm in patients with CKD.
- Previous randomized clinical trials have shown limited ability of currently commercially available phosphate binders (PB) to reduce serum phosphate in this patient group.
- Iron Deficiency Anemia (IDA) is common in patients with CKD and is associated with increased mortality.
- IDA often untreated due to adverse effects or logistical issues related to use of ESA and IV iron.
- To determine the safety and efficacy of Zerenex™ (ferric citrate) in the treatment of iron-deficiency anemia in patients with non-dialysis dependent CKD and elevated serum phosphate.

Methods

- This trial was sponsored by Keryx Biopharmaceuticals, Inc.
- Primary Endpoint: Between group change in TSAT and serum P from baseline to end of treatment
- Secondary Endpoints: Between group change in hemoglobin, ferritin , FGF23 and urinary P

Design:

- Multi-center, double-blind, placebo controlled RCT
- 2 week washout for subjects on P binders
- 12 week treatment period
- FCCC administered at starting dose 1 tablet (210 mg elemental iron) per meal (3 per day), titrated to achieve serum P <3.5 mg/dL to maximum of 12 tablets per day.

Key Inclusion Criteria:

- Adult patients with eGFR <60 ml/min/1.73 m^2
- Serum ferritin ≤300 ng/mL
- Transferrin saturation (TSAT) ≤30%
- Hemoglobin 90-120 g/L
- Serum phosphorus ≥4.0-6.0 mg/dL

Key Exclusion Criteria:

- Use of ESA within 4 weeks of screening
- Use of IV iron within 8 weeks of screening
- Cause of anemia other than CKD or IDA
- Active GI bleeding or inflammatory bowel disease

Statistical Methods

Sample Size Estimation:

- 110 evaluable patients needed to detect a between group mean 10 ± 5% change in TSAT and mean 0.3 ± 0.5 mg/dL change in serum phosphate with a 2-sided alpha of 0.05 and 80% power.
- Estimated dropout rate of approximately 20%.
- We pre-specified that statistically significant findings on both co-primary outcomes would be required to consider the trial as positive overall.
- All results were verified by an independent statistician with full access to the data.
- All analyzed using modified Intention to Treat (receipt of study drug and at least 1 post baseline value) using ANCOVA including treatment as fixed effect and baseline value as covariate.
- FGF23 reported using C-terminal assay (Immutopics, San Clemente CA) and intact ELISA assay (Kainos, Japan).

Results

Figure 1: Patient Disposition


Enrollment
Excluded (n= 258)
Allocation
Follow-up
Analysis

Results

Table 1. Baseline characteristics of subjects in modified ITT analysis

	Ferric Citrate (N=72)	Placebo (N=69)
Demographics		
Age (years, mean, SD)	66 ± 12.1	64 ± 13.5
Female (n, %)	50 (69)	43 (62)
Caucasian (n, %)	57 (79)	52 (75)
African -American (n, %)	15 (21)	16 (23)
Hispanic or Latino (n, %)	15 (21)	21 (30)
CKD Stage at Baseline		
Stage III (n, %)	13 (18)	16 (23)
Stage IV (n, %)	38 (53)	36 (52)
Stage V (n, %)	20 (28)	16 (23)
Weight (lbs, mean, SD)	194 ± 47	196 ± 55
Systolic Blood Pressure (mmHg, mean, SD)	137 ± 21	133 ± 18
Diastolic Blood Pressure (mmHg, mean, SD)	71 ± 13	71 ± 10
Comorbidity		
Diabetes (n, %)	46 (64)	49 (67)
Atherosclerotic Coronary Disease (n, %)	19 (25)	19 (26)
Congestive Heart Failure (n, %)	14 (19)	15 (21)
Laboratory Characteristics		
Iron Saturation (%, mean, SD)	22 ± 7	21 ± 8
Ferritin (ng/mL, mean, SD)	116 ± 83	110 ± 81
Hemoglobin (g/dL, mean, SD)	10.5 ± 0.8	10.6 ± 1.1
Phosphate (mg/dL, mean, SD)	4.5 ± 0.6	4.7 ± 0.6
24 Hr Urine Phosphate (mg/day, mean, SD)	730 ± 296	727 ± 281
Intact FGF23 (pg/mL, median, IQR)	159 (102, 289)	184 (112, 352)
C-Terminal FGF23 (RU/mL, median, IQR)	377 (193, 570)	436 (254, 653)
Estimated GFR (mL/min/1.73m^2, SD)	26 ± 11.5	23 ± 9.2
Bicarbonate (mEq/L, mean, SD)	21 ± 2.9	21 ± 3.3
Intact PTH (pg/mL, median, IQR)	97 (69, 178)	135 (90, 222)

Figure 2: Primary and Secondary Iron Related Endpoints


TSAT
Hemoglobin
Serum Ferritin

Figure 3: Primary and Secondary Phosphate Related Endpoints


Serum Phosphate
24-Hour Urine Phosphate
Intact FGF-23
C-Terminal FGF-23

Table 2: Adverse Events

Category	Ferric citrate N=75	Placebo N=73
Any AE*	52 (69.3%)	43 (58.9%)
Maximum intensity of AEs		
Mild	28 (37.3%)	22 (30.1%)
Moderate	20 (26.7%)	14 (19.2%)
Severe	4 (5.3%)	7 (9.6%)
Study drug related AEs*	30 (40.0%)	13 (17.8%)
Gastrointestinal Disorders	38 (50.7%)	18 (24.7%)
Nausea	5 (6.7%)	5 (6.8%)
Vomiting	4 (5.3%)	4 (5.5%)
Diarrhea	15 (20.0%)	4 (5.5%)
Discolored Feces	24 (32.0%)	0
Any SAE	6 (8.0%)	9 (12.3%)
Study drug-related SAE*	0	0
Early termination due to an AE	10 (13.3%)	8 (11.0%)
Death*	0	2 (2.7%)

Protocol Specified Treatment Failure	Hg < 90 g/L	P > 6.0 mg/dl
FCCC (n)	1	0
Placebo (n)	9	2

Conclusions

12 week treatment with Ferric Citrate Coordination Complex in patients with IDA and serum P > 4.0 mg/dL resulted in:

- Repletion of iron stores as indicated by statistically significant increases in TSAT and ferritin
- Clinically and statistically significant increases in hemoglobin without the use of ESA or IV iron
- Reduction in mean serum P < 4.0 mg/dL
- 40% reduction in median FGF23
- A safety profile comparable with placebo control
- These results are supportive of further clinical development of FCCC for the treatment of IDA and reduction of serum P in patients with NDD-CKD.